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                                                                     EXHIBIT (i)
                                                                     -----------
                               PITNEY BOWES INC.

                         KEY EMPLOYEES' INCENTIVE PLAN

                  (As Amended and Restated: February 12, 2001)


1. The Pitney Bowes Inc. Key Employees Incentive Plan (the "Plan") is designed to provide additional incentives for key employees of Pitney Bowes Inc. (the "Company") and its subsidiaries and affiliates by the making of awards of supplemental compensation. It is intended that such awards will be given in a way designed to retain or attract, and to provide additional incentive to, key employees, having regard for their individual potential, location, contributions to the Company and other appropriate considerations.

2.   (A)   The Plan shall be administered by a committee (the "Committee") which shall consist of directors then constituting the Board of Directors of the Company, excluding any director who is not a "disinterested person" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and regulations promulgated thereunder (directors meeting both such requirements being hereinafter referred to as "Qualified Directors"), or any such other committee designated by the Board of Directors of the Company to administer the Plan, which committee shall be composed of not less than the minimum number of directors from time to time required by Rule 16b-3 or Section 162(m), each of whom is a Qualified Director. The Committee shall have full authority to establish rules for the administration of the Plan and to make administrative decisions regarding the Plan or awards hereunder. The Committee may delegate its functions hereunder to the extent consistent with applicable law.

     (B) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any participant, any holder or beneficiary of any award, and any employee of the Company or of any affiliate.

3. (A) Awards of supplemental compensation may be made in respect of each calendar year up to the aggregate amount of the "Incentive Fund" for such year. The amount of the Incentive Fund for each year shall be determined by the Committee prior to the end of the following year, provided that the amount so determined shall not exceed an amount equal to (a) 4-1/2% of the consolidated net income of the Company and its consolidated subsidiaries before provision for income taxes, as certified by the Company's independent public accountants, plus
(b) an additional amount equal to- any excess of the aggregate amount of the Incentive Funds for the five preceding years over the aggregate amount of awards made for such years.
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  (B)  (i)   The Committee shall fix the extent, within the limits of the
Incentive Fund, to which awards shall be made by the Company, shall decide who shall receive awards for the year, and shall determine the amount of each award. Such awards may be made in cash, shares of the Company; units (as defined in subparagraph ii), or such other kind or form of compensation (other than options to acquire shares of the Company) or any combination of them as may, in the judgment of the Committee, be best calculated to further the purposes of the Plan.

       (ii) A "unit" shall be an award which entitles the recipient to receive cash, shares or other compensation in an amount which depends upon the business performance of the Company or any of its divisions, subsidiaries, or affiliates during a stated period. Performance of this purpose may be measured by the growth in book or market value of capital stock, the increase in the earnings in total or per share, or any other indicator specified by the Committee. The Committee shall also fix the period during which such performance is to be measured, the time at which the value of the units is to be paid, and the form of the payment to be made in respect of the units.

       (iii) All awards under the Plan shall be made on such terms and subject to such conditions as the Committee may determine.

  (C) Awards other than awards of units shall be deemed, for the purpose only of determining the amount to be charged against the Incentive Fund, to have the value of the cash, shares, or other kind or form of compensation awarded, as determined by the Committee, as of the time the award is made. Awards of units shall be deemed for such purpose to have a value, which represents 50% of the estimated maximum liability of the Company to make payments with regard to such units as determined by the Committee. Such units may be revalued by the Committee from time to-time during the stated period referred to in Section 3(B)(ii) above, and any excess over the value originally assigned shall be charged to the Incentive Fund for such year or years as the Committee shall determine.

4. Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or its subsidiaries or affiliates, or from receiving any compensation provided by them. Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary or affiliate, nor shall any person (including persons participating for a prior year) be entitled as of right to be selected as a participant in the Plan for any years.

5. The Committee may amend, suspend, or terminate the Plan in whole or in part at any time provided, however, that if in the judgment of the Committee such amendment or other action would have a material effect on the Plan, such amendment or other action must be taken by the Board of Directors of the Company. No amendment which would materially increase the cost of the Plan shall be made effective unless approved by the shareholders of the Company; provided, however, that this Plan may not be amended, suspended or terminated from and after the date of a Change of Control (as hereinafter defined) or in anticipation of a Change of Control so as to reduce or otherwise adversely affect the benefits to which participants in the Plan are entitled upon a Change of Control.
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6.   Notwithstanding anything in the Plan to the contrary:


     (A) In the event of a Change of Control (as defined below) awards under the Plan, other than units payable in cash governed by Section 6(B), or shares or units entitling the recipient to receive shares which shall be governed by
Section 6(G), shall be paid in cash to all executives of the Company and its subsidiaries and affiliates who, as of the date of such Change of Control, had previously been notified by the Company that they were eligible to receive annual supplemental compensation as provided under the Plan. (Such annual supplemental compensation is to be known as Performance Based Compensation or "PBC", and any individual as so notified is to be known as a "PBC Participant").

        (i) With respect to a PBC Participant's award, the amount of which has been determined pursuant to the provisions of the Plan as provided above but not yet paid as of the date of a Change of Control, the PBC Participant shall have a vested right thereto as of the day of the Change of Control, which amount shall be paid as provided below.

        (ii) With respect to a PBC Participant's award, the amount of which has not been determined as of the date of a Change of Control and which pertains to services for a year which has been completed prior to the date of a Change of Control, the award shall be determined pursuant to the provisions of the Plan as provided above, and the amount thereby determined shall be a vested right of each PBC Participant as of the day of the Change of Control and shall be paid as provided below.

        (iii) With respect to a PBC award, regarding services for a year in which the Change of Control occurs and the amount of such award has not been determined (a "Determinable PBC"), such award shall be paid as provided below.

               (a) If a rating system to determine the amount of PBC awards had been in effect in any of the three (3) years preceding the year in which the Change of Control occurs, whereunder (1) each PBC Participant had been assigned a rating (expressed as a number) corresponding to the evaluation of his or her individual performance with respect to a fiscal year (the "Personal Rating"), and (2) each PBC Participant had been assigned a rating (also expressed as a number) corresponding to evaluation of the performance with respect to such fiscal year for the Company and/or the division or divisions or unit or units to which such PBC Participant had been assigned during such fiscal year, each PBC Participant shall be assigned ratings for (1) his or her personal level of performance, (2) the Company's performance and/or (3) his or her division(s)' or unit(s)' performance (a "Determinable Rating") for purposes of determining his or her Determinable PBC, each of which Determinable Ratings shall be equal to the respective aggregate average rating for a period which shall be composed of such of the three fiscal years (prior to the year that the Change of Control occurs) during which such rating system was in effect and such Participant was eligible to receive PBC with respect to the individual's performance, the Company's performance and/or the appropriate division(s)' or unit(s)' performance. If a Change of Control occurs in the first year in which a PBC Participant is eligible to receive PBC, his or her Personal Rating shall be equal to the mid-level rating then in effect, and such rating shall be used as the Determinable Rating regarding his or her personal performance for
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purposes of this Section, provided that the Determinable Rating regarding the
Company and/or the relevant business unit or division shall be determined as provided above. The Determinable Ratings with respect to each PBC Participant shall be applied in accordance with the appropriate bonus grid (or such similar device then in effect) for which such PBC Participant is eligible at the time of Change of Control to determine the appropriate percentages, the aggregate of which shall then be multiplied by the salary range midpoint (or the computation basis used to compute the value of PBC) then in effect for each respective PBC Participant, and the amount thereby derived shall be the Determinable PBC and shall be a vested right of each PBC Participant as of the day of the Change of Control, payable as provided below.

          (b) If a rating system has not been in effect in any of the three years immediately preceding the year in which the Change of Control occurs, payment of an award in respect of the year in which the Change of Control occurs shall be determined by the Committee in its sole discretion, provided, however, that each PBC Participant shall be entitled to receive and shall receive a minimum amount of no less than the amount received in respect to the past fiscal year and, in the event of a PBC Participant's first year of participation, no less than the average award made in the preceding year to PBC Participants of the same job level.


          (c) The foregoing is intended to set forth the minimum amount of PBC payments that shall be made in the circumstances as above provided but are not intended to limit any additional payments that the Committee may desire to make as in its discretion it deems appropriate.


     (B) In the event of a Change of Control (as defined below) the Committee shall determine the value of all units payable in cash (or any other form of compensation value other than shares) ("KEIP Units") maturing upon the end of any stated period (the "Cycle") as authorized under Subsection 3(B)(ii) above, which had been awarded and not yet paid to all executives of the Company and its subsidiaries and affiliates who had received notice of such award ("KEIP Participants") as follows:



          (ii) The Company shall make payments from the Determinable Fund in the amounts as described below according to the following priorities as applicable:

                (a) First, if applicable, 100% of the amounts for each PBC Participant as determined under Subsection 6(A)(i) or Subsection 6(A)(ii), as the case may be.

                (b) Second, if applicable, 100% of the amount as computed under Subsection 6(B)(i) above.


                (c) Third, an amount for each PBC Participant (the "PBC Payment") equal to the Determinable PBC computed under Section 6(A)(iii) for each PBC Participant, discounted by such amount so that the PBC Payment, when compounded at an interest rate equal to the Prime Rate as established by Chase Manhattan Bank, N. A., as of the day of the Change of Control (the "Prime Rate") for the period from the day of the Change of Control until the following February 10, will equal the Determinable PBC.
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                (d) Fourth, an amount (the "First KEIP Payment") equal to the amount as computed under Subsection 6(B)(ii) with respect to each KEIP payment thereunder, discounted by such amount so that the First KEIP Payment, when compounded at an interest rate equal to the Prime Rate for the period from the day of the Change of Control until the following February 10, will equal such amount as computed under Subsection 6(B)(ii).

                (e) Fifth, an amount (the "Second KEIP Payment") equal to the amount as computed under Subsection 6(B)(iii) with respect to the cycle which shall be completed during or at the end of the first complete fiscal year after the Change of Control occurs, discounted by such amount so that the Second KEIP Payment, when compounded at an interest rate equal to the Prime Rate for the period from the day of the Change of Control until the second February 10 thereafter occurring, will equal such amount as computed under Subsection 6(B)(iii).

                (f) Sixth, if applicable, an amount (the "Additional KEIP Payment") equal to the amount or amounts as computed under Subsection 6(B)(iii) with respect to any cycle which shall be completed during or at the end of the second or subsequent complete fiscal year after the Change of Control occurs, discounted by an amount so that the additional KEIP Payment, when compounded at an interest rate equal to the Prime Rate for the period from the day of the Change of Control until the appropriate February 10 will, in each instance, equal such amount or amounts computed under Subsection 6(B)(iii).

          (iii) Any payments as provided above in accordance with the priorities ascertained above, which are to be made at or about the same time, shall be reduced proportionately in the event a full payment thereof shall reduce the Determinable Fund to less than zero.

     (D) All payments and actions required pursuant to this Section shall be made as expeditiously as possible after the action of the Committee as herein provided has been taken, but in no event later than five days after a Change of Control. Payments, as provided above, to PBC Participants or KEIP Participants who reside outside the United States shall be made in such currencies and such exchange rates that are consistent with the patterns and practices under this Plan.

     (E) For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

          (i) There is an acquisition, in any one transaction or a series of transactions (other than from the Company), by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition,
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more than 50 percent of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

          (ii) Individuals who, as of February 12, 2001, constitute the Board of Directors (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to February 12, 2001 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) There is (x) an approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, represent, either by remaining outstanding or being converted into securities of the resulting corporation, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or
(y) an approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.


     (F) Any right to a payment as provided in this Section shall be a contract right of the executives as herein described, enforceable against the Company, its assigns and successors. Upon and following the occurrence of a Change of Control, any decision rendered pursuant to this Section 6 may be contested by any claimant, and the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which a claimant may reasonably incur as a result of any contest, provided the claimant substantially prevails in the outcome thereof.

     (G) Notwithstanding any contrary provision in this Section 6, in the event of a Change of Control (as defined) awards under the Plan of shares or units entitling the recipient to receive shares shall be fully vested with all performance conditions deemed fully earned and any and all restrictions and conditions shall be deemed satisfied.
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7.   To the extent required, and only to such extent, in order to render the grant of an award, or the sale of equity securities corresponding to an award, an exempt transaction under Section 16(b) of the Exchange Act, if no other exemption applies, any equity security granted under the Plan to any participant designated by the Company as having Section 16 reporting obligations must be held by such participant for at least six months from the date of grant before disposition, or in the case of a derivative security granted pursuant to the Plan to a participant, at least six months must elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon a conversion) or its underlying equity security. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

8. Except for any award with respect to which all applicable restrictions have expired, lapsed, or been waived, (a "Released Award"), no award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder (or, in the case of any award of restricted stock, to the Company); provided however, that if so determined by the Committee, a participant may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the rights of the participant, and to receive any property distributable, with respect to any award upon the death of the participant. Each award, and each right under any award, shall be issuable or payable only to the participant, or, if permissible under applicable law, to the participant's guardian or legal representative or to a transferee receiving such award pursuant to a qualified domestic relations order referred to above. No award (other than a Released Award), and no right under any such award, may be pledged, alienated, attached, or otherwise encumbered and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.

9. The Plan, as amended and restated herein, shall become effective on February 12, 2001.

10. (A) The provisions of this Section 10 shall be applicable to awards under the Plan to "Covered Employees" if the Committee so provides at the time of grant (such awards being referred to as "Covered Awards"). For purposes of this
Section 10, "Covered Employees" means participants in the Plan who are designated by the Committee prior to the grant of an award hereunder who are, or are expected to be at the time taxable income will realized with respect to the award, "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor thereto, and the Treasury Regulations thereunder ("Section 162(m)").

     (B) Covered Awards shall be made subject to the achievement of one or more preestablished Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time.
Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to Covered Awards after the Performance Goals have
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been established, provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to any Covered Award, and provided, further, that the provisions of Section 6 shall override any contrary provision of this Section 10.

     (C) "Performance Goals" means one or more objective performance goals, established by the Committee at the time an award is granted, and based upon the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on operating assets, earnings per share, return on stockholder equity, stock price, free cash flow, or achievement of cost control, of the Company or such subsidiary, division or department of the Company for or within which the participant is primarily employed. Performance Goals also may be based upon attaining specified levels of Company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m).

     (D) No payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Goals have been attained. The maximum amount payable pursuant to Covered Awards to a particular Covered employee for any fiscal year of the Company shall be $5,000,000.

     (E) The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of awards under the Plan.

     (F) Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m).